CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 25, 2010, accompanying the financial statements of California Insured Municipals Income Trust, Series 179 and Maryland Investors' Quality Tax-Exempt Trust, Series 88 (included in Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series
312) as of January 31, 2010, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended January 31, 2010, contained in this Post-Effective Amendment No. 11 to Form S-6 (File No. 333-64245) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
May 25, 2010